Jennison Blend Fund, Inc.
For the fiscal period ended 8/31/2008
File No.  811-03336

EXHIBIT 77D(3)
Policies With Respect to Security Investment



December 30, 2008

Dear Shareholder,

Your Fund?s Board of Directors recently approved a policy change that will be implemented on or about January 29, 2009, that grants the Fund the increased flexibility to invest in companies across all market capitalizations. Currently, the Fund primarily invests in large-cap stocks. The
Fund will continue to provide exposure to large-cap stocks, and moving forward, will offer the potential for further diversification benefits by including additional small- and mid-caps stocks.
Please see the Risk/Return Summary ? Investment Objectives and Principal Strategies section of the enclosed prospectus for further details.

Also, the Fund?s asset manager has allocated additional portfolio manager and analyst resources with experience in researching and investing in small- and mid-cap stocks, as well as making allocations among market capitalizations and styles.
Please see the How the Fund
is Managed ? Portfolio Managers section of the enclosed prospectus for more information on these professionals.

Since the Fund will be investing across all market capitalizations, the Russell 3000 Index, which covers 98% of the U.S. equity market, will be used as the benchmark to compare the
Fund?s performance. See the Risk/Return Summary ? Evaluating
Performance section of the
enclosed prospectus for further details.

As always, we at JennisonDryden Mutual Funds remain committed to helping investors like you reach your financial objectives by offering a wide range of investment choices for purchase and exchange. Therefore, in the event you wish to maintain your investment primarily in large-cap stocks, we invite you to consult with your financial professional and consider our other fund offerings into which you can exchange your current investment.

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For more information about our family of funds,
visit www.jennisondryden.com.

Thank you for choosing JennisonDryden Mutual Funds.

Sincerely,


Judy A. Rice, President
Jennison Blend Fund, Inc.


Consider the Fund's investment objective, risks, charges, and expenses carefully before investing. The prospectus contains this and other information about the Fund.
Contact your financial professional for a prospectus and read it carefully before investing.

Mutual funds are distributed by
Prudential Investment Management Services LLC, a
Prudential Financial company and member SIPC.
Jennison, Dryden, JennisonDryden, Target,
Pru, Prudential Financial, and the Rock Prudential logo are registered service marks of The
Prudential Insurance Company of America, Newark, NJ, and its affiliates.

Mutual funds are not insured by the FDIC or any federal government agency, are not a deposit of or guaranteed by any bank or any bank affiliate, and may lose value.